Exhibit 99.1

NEWS RELEASE
Corporate Headquarters 96 South George Street York, Pennsylvania 17401 U.S.A. www.glatfelter.com

For Immediate Release	Contacts:
	Investors:	Media:
	Samuel L. Hillard	Eileen L. Beck
	(717) 225-2743	(717) 225-2793

GLATFELTER REPORTS FIRST QUARTER 2020 RESULTS

~ Record quarter for Airlaid Materials and strong results in Composite Fibers, serving essential consumer staples ~

~ All production facilities operational with extensive safety protocols in place to protect employees from COVID-19 ~

YORK, Pennsylvania – May 5, 2020 – Glatfelter (NYSE: GLT), a leading global supplier of engineered materials, today reported its results for the first quarter of 2020 which are summarized in the following table:

	Three months ended March 31
	2020		2019
In thousands, except per share	Amount	EPS	Amount	EPS

Net income	$7,406	$0.17	$5,286	$0.12
Income from continuing operations	7,406	0.17	4,603	0.10
Adjusted earnings from continuing operations	10,810	0.24	7,283	0.16

On an adjusted basis, earnings from continuing operations for the three months ended March 31, 2020 and 2019 were $10.8 million, or $0.24 per share, compared with $7.3 million, or $0.16 per share, respectively. Adjusted earnings is a non-GAAP financial measure for which a reconciliation to the nearest GAAP-based measure is provided within this release. Consolidated net sales totaled $231.6 million and $229.1 million for the three months ended March 31, 2020 and 2019, respectively. On a constant currency basis, Composite Fibers’ net sales increased by 5.5% and Airlaid Materials’ net sales increased by 0.1%.

“Glatfelter started the year strong by building upon the great strides made through our transformation efforts in 2019,” said Dante C. Parrini, Chairman and Chief Executive Officer. “Both segments delivered excellent performance in the first quarter, increasing shipments and improving profitability over the prior year, while also exceeding quarterly expectations. In Airlaid Materials, shipments were up approximately 6% year-over-year, driven by robust demand for table top, home care and wipes products. This growth, coupled with solid operations, enabled Airlaid Materials to deliver a nearly 20% improvement in operating income and quarterly records for profitability and margins. Composite Fibers increased year-over-year shipments by 14% and operating profit improved by 33%, reflecting strong growth across all product categories while benefiting from lower pulp prices, efficient operations and an improved cost structure.”

Mr. Parrini continued, “As the world responds to COVID-19, the health and safety of our employees and their families are a top priority, and we are taking all necessary measures to protect them. We instituted several new safety, hygiene and communication protocols throughout our facilities and implemented work-from-home arrangements, where practical. We are proud to be part of the essential workforce supporting global response efforts to the pandemic. Accordingly, we are proactively identifying and mitigating risks to safeguard the continuity of our business and are pleased to report that all production facilities remain operational. We are well-positioned to supply our customers high-quality engineered materials necessary to manufacture a variety of consumer staples, including wipes, health and hygiene products, and food and beverage items during this challenging time.”

Glatfelter Reports First Quarter 2020 Results	page 2

“While we are witnessing unprecedented volatility around the world, our confidence remains steadfast in the resolve of Glatfelter PEOPLE and the resiliency of our business. We will continue to take actions to ensure business continuity, enhance product and service offerings, and maintain rigorous financial discipline. Although a decline in global economic activity is projected, demand for most of Glatfelter’s products remains strong. We are on very solid footing from a liquidity and leverage perspective following the successful cost optimization initiatives and debt refinancing completed in 2019. With a stable and defensible product portfolio, leaner cost structure, and more agile and efficient operating model, Glatfelter remains deeply committed to supporting its customers and maintaining industry-leading positions even in these uncertain times,” concluded Mr. Parrini.

First Quarter Results

The following table sets forth a reconciliation of results on a GAAP basis to an adjusted earnings basis, a non-GAAP measure:

	Three months ended March 31
	2020		2019
In thousands, except per share	Amount	EPS	Amount	EPS

Net income	$7,406	$0.17	$5,286	$0.12
Exclude: Income from discontinued operations, net of tax	—	—	(683)	(0.02)
Income from continuing operations	7,406	0.17	4,603	0.10
Adjustments (pre-tax)
Restructuring charge - Metallized operations	5,987		—
Cost optimization actions	1,748		3,923
Qualified pension plan termination	73		—
Airlaid capacity expansion costs	—		1,014
Debt refinancing	—		992
Strategic initiatives	—		107
Fox River environmental matter	—		(2,509)
Timberland sales and related costs	—		(458)
Total adjustments (pre-tax)	7,808		3,069
Income taxes (1)	(1,835)		(389)
CARES Act of 2020 tax benefit (2)	(2,569)		—
Total after-tax adjustments	3,404	0.07	2,680	0.06
Adjusted earnings from continuing operations	$10,810	$0.24	$7,283	$0.16

(1)	Tax effect on adjustments calculated based on the incremental effective tax rate of the jurisdiction in which each adjustment originated.
(2)

Tax benefit recorded in connection with passage of the Coronavirus Aid, Relief, and Economic Security Act (“CARES”) related to provisions that modified the “net operating loss” provisions of previous law to allow certain losses to be carried back five years.

The sum of individual per share amounts set forth above may not agree to adjusted earnings per share due to rounding.

A description of each of the adjustments presented above is included later in this release.

Composite Fibers

	Three months ended March 31
Dollars in thousands	2020	2019	Change

Tons shipped (metric)	35,983	31,529	4,454	14.1%
Net sales	$132,711	$128,717	$3,994	3.1%
Operating income	15,102	11,349	3,753	33.1%
Operating margin	11.4%	8.8%

Composite Fibers’ net sales increased $4.0 million or 3.1%, compared to the year-ago first quarter, driven by robust shipments in all categories, which was partially offset by unfavorable foreign currency translation of $3.1 million.

Composite Fibers’ first quarter 2020 operating income of $15.1 million was $3.8 million or 33% higher than first quarter 2019. Higher shipping volumes across all product categories favorably impacted results by $1.2 million. Operations added $1.0 million primarily driven by higher production rates to meet demand, as well as cost reduction initiatives. A $4.0 million benefit from lower prices for wood pulp and energy was partially offset by a $2.6 million impact from lower selling prices in certain product categories. Currency favorably impacted results by $0.2 million compared to the year-ago quarter.

Glatfelter Reports First Quarter 2020 Results	page 3

Airlaid Materials

	Three months ended March 31
Dollars in thousands	2020	2019	Change

Tons shipped (metric)	35,039	33,177	1,862	5.6%
Net sales	$98,849	$100,416	$(1,567)	(1.6)%
Operating income	12,022	10,038	1,984	19.8%
Operating margin	12.2%	10.0%

Airlaid Materials’ net sales decreased $1.6 million in the year-over-year comparison. Strong shipments of table top, home care and wipes products increased volume by 5.6%, while lower selling prices of $4.8 million for contractual pass-through arrangements and a $1.7 million impact from currency translation exceeded the benefits of favorable volume.

Airlaid Materials’ first quarter 2020 operating income of $12.0 million was $2.0 million or 20% higher when compared to the first quarter of 2019. Higher shipping volumes contributed $1.0 million of additional earnings while price declines due to raw material pass-through provisions were more than offset by lower raw material and energy prices, adding net $0.5 million of profit. Operations were $0.4 million favorable, mainly driven by higher production to support the stronger demand.

Other Financial Information

The amount of “Other and Unallocated” operating expense in the table of Segment Financial Information totaled $14.8 million in the first quarter of 2020 compared with $9.7 million in the same period a year ago. Excluding the items identified to present “adjusted earnings,” unallocated expenses for the first quarter of 2020 declined $0.6 million compared to the first quarter of 2019, primarily reflecting lower corporate costs.

Net interest expense totaled $1.5 million in the first quarter of 2020 compared with $3.2 million, excluding debt refinancing costs, in the same quarter of 2019, reflecting savings generated from the Company’s debt refinancing completed in early 2019.

In the first quarter of 2020, income from continuing operations totaled $10.0 million and income tax expense totaled $2.6 million. The income tax expense in the first quarter of 2020 includes a $2.6 million tax benefit recorded in connection with passage of the Coronavirus Aid, Relief, and Economic Security Act (“CARES”). This Act modified the “net operating loss” provisions of previous law to allow certain losses to be carried back five years. This tax benefit is excluded from adjusted earnings. On adjusted pre-tax income of $17.8 million, income tax expense was $7.0 million in the first quarter of 2020. The comparable amounts in the same quarter of 2019 were $9.5 million and $2.2 million, respectively. The effective tax rate on adjusted earnings was 39.3% in the first quarter of 2020.

Balance Sheet and Other Information

Cash and cash equivalents totaled $104.2  million as of March 31, 2020, and net debt was $246.3 million compared with $233.7 million at the end of 2019. Net leverage on March 31, 2020 and December 31, 2019 was 2.2 times. (Refer to the calculation of this measure provided in the tables at the end of this release.)

Capital expenditures during the first three months of 2020 and 2019 totaled $7.0 million and $5.9 million, respectively. Adjusted free cash flow for the three months of 2020 was a use of $12.6 million compared with a use of $30.0 million in the year earlier period. (Refer to the calculation of measure provided in the tables at the end of this release.)

Discontinued Operations

On October 31, 2018, we completed the previously announced sale of our Specialty Papers business unit on a cash-free and debt-free basis to Pixelle Specialty Solutions LLC, an affiliate of Lindsay Goldberg for $360 million.

The results of operations for our Specialty Papers business unit have been classified as discontinued operations for all periods presented in the consolidated statements of income.

Glatfelter Reports First Quarter 2020 Results	page 4

Conference Call

As previously announced, the Company will hold a conference call today at 11:00 a.m. (Eastern) to discuss its first quarter results. The Company will make available on its Investor Relations website this quarter’s earnings release and an accompanying financial presentation which includes significant financial information to be discussed on the conference call including the Company’s outlook pertaining to financial performance. Information related to the conference call is as follows:

What:	Glatfelter’s 1st Quarter 2020 Earnings Release Conference Call

When:	Tuesday, May 5, 2020, 11:00 a.m. (ET)

Number:	US dial 888.335.5539

International dial 973.582.2857

Conference ID:	4392446

Webcast:	https://www.glatfelter.com/investors/webcasts-and-presentations/

Rebroadcast Dates:	May 5, 2020, 2:00 p.m. through May 19, 2020, 12:00 p.m.

Rebroadcast Number:	Within US dial 855.859.2056

International dial 404.537.3406

Conference ID:	4392446

Interested persons who wish to hear the live webcast should go to the website prior to the starting time to register and ensure any necessary audio software is installed.

Glatfelter Reports First Quarter 2020 Results	page 5

P. H. Glatfelter Company and subsidiaries

Consolidated Statements of Income

(unaudited)

	Three months ended March 31
In thousands, except per share	2020	2019

Net sales	$231,560	$229,133
Costs of products sold	194,685	193,516
Gross profit	36,875	35,617
Selling, general and administrative expenses	24,594	24,622
Gains on dispositions of plant, equipment and timberlands, net	—	(669)
Operating income	12,281	11,664
Non-operating income (expense)
Interest expense	(1,778)	(4,746)
Interest income	264	505
Other, net	(753)	(962)
Total non-operating expense	(2,267)	(5,203)
Income from continuing operations before income taxes	10,014	6,461
Income tax provision	2,608	1,858
Income from continuing operations	7,406	4,603

Discontinued operations:
Income before income taxes	—	714
Income tax provision	—	31
Income from discontinued operations	—	683
Net income	$7,406	$5,286

Basic earnings per share
Income from continuing operations	$0.17	$0.10
Income from discontinued operations	—	0.02
Basic earnings per share	$0.17	$0.12

Diluted earnings per share
Income from continuing operations	$0.17	$0.10
Income from discontinued operations	—	0.02
Diluted earnings per share	$0.17	$0.12

Cash dividend declared per common share	$0.13	$0.13

Weighted average shares outstanding
Basic	44,275	44,027
Diluted	44,530	44,279

Glatfelter Reports First Quarter 2020 Results	page 6

Segment Financial Information

(unaudited)

Three months ended March 31
Dollars in thousands	Composite Fibers		Airlaid Materials		Other and Unallocated		Total
	2020	2019	2020	2019	2020	2019	2020	2019
Net sales	$132,711	$128,717	$98,849	$100,416	$-	$-	$231,560	$229,133
Costs of products sold	106,985	106,563	82,246	85,989	5,454	964	194,685	193,516
Gross profit (loss)	25,726	22,154	16,603	14,427	(5,454)	(964)	36,875	35,617
SG&A	10,624	10,805	4,581	4,389	9,389	9,428	24,594	24,622
Gains on dispositions of plant, equipment
and timberlands, net	-	-	-	-	-	(669)	-	(669)
Total operating income (loss)	15,102	11,349	12,022	10,038	(14,843)	(9,723)	12,281	11,664
Non operating expense	-	-	-	-	(2,267)	(5,203)	(2,267)	(5,203)
Income (loss) before income taxes	$15,102	$11,349	$12,022	$10,038	$(17,110)	$(14,926)	$10,014	$6,461

Supplementary Data
Metric tons sold	35,983	31,529	35,039	33,177	-	-	71,022	64,706
Depreciation, depletion and amortization (1)	$6,466	$6,674	$5,451	$5,268	$3,485	$846	$15,402	$12,788
Capital expenditures	3,956	3,188	2,103	2,192	955	485	7,014	5,865

(1)	The amount presented in 2020 in the Other and unallocated column represents accelerated depreciation incurred in connection with the restructuring of Composite Fibers’ Metallized operations.

Selected Financial Information

(unaudited)

	Three months ended March 31
In thousands	2020	2019

Cash Flow Data
Cash from continuing operations used by:
Operating activities	$(5,603)	$(24,145)
Investing activities	(7,014)	(7,240)
Financing activities	(6,847)	(23,611)

Depreciation, depletion and amortization	15,402	12,788
Capital expenditures	7,014	5,865

	March 31	December 31
	2020	2019
Balance Sheet Data
Cash and cash equivalents	$104,225	$126,201
Total assets	1,244,192	1,283,794
Total debt	350,484	359,859
Shareholders’ equity	542,910	555,959

Glatfelter Reports First Quarter 2020 Results	page 7

Reconciliation of GAAP Financial Information to Non-GAAP Financial Information

This press release includes a measure of earnings before the effects of certain specifically identified items, which is referred to as adjusted earnings, a non-GAAP measure. The Company uses non-GAAP adjusted earnings to supplement the understanding of its consolidated financial statements presented in accordance with GAAP. Non-GAAP adjusted earnings is meant to present the financial performance of the Company’s core operations, which consist of the production and sale of composite fibers papers and airlaid non-woven materials. Management and the Company’s Board of Directors use non-GAAP adjusted earnings to evaluate the performance of the Company’s fundamental business in relation to prior periods and established business plans. For purposes of determining adjusted earnings, the following items are excluded:

•

Restructuring charge – Metallized operations. This adjustment represents the charges incurred in connection with the decision to restructure a portion of the Composite Fibers segment, primarily consisting of the consolidation of our metallizing operation from Gernsbach, Germany to our Caerphilly, UK site. The charge includes a non-cash charge of $2.5 million associated with accelerated depreciation and cash severance costs totaling $3.5 million.

•

Cost optimization actions. These adjustments reflect charges incurred in connection with initiatives to optimize the cost structure of the Company, including costs related to the organizational change to a functional operating model. The costs are primarily related to executive separation, other headcount reductions, professional fees, asset write-offs and certain contract termination costs. These adjustments, which have occurred at various times in the past, are irregular in timing and relate to specific identified programs to reduce or optimize the cost structure of a particular operating segment or the corporate function.

•

Qualified Pension Plan Termination. This adjustment reflects professional fees recorded in connection with the Company’s termination of its qualified pension plan and the related actions to settle all obligations to the plan’s participants. Since the pension plan was fully funded, the settlement of pension obligations did not require the use of the Company’s cash, but instead was accomplished with plan assets.

•

Airlaid capacity expansion. These adjustments reflect non-capitalized, one-time costs incurred related to the start-up of a new airlaid production facility in Fort Smith, Arkansas and implementation of a new business system.

•	Debt refinancing costs. Represents a charge to write-off unamortized debt issuance costs in connection with the redemption of the Company’s $250 million, 5.375% Notes.
•

Strategic initiatives. These adjustments primarily reflect professional and legal fees incurred directly related to evaluating and executing certain strategic initiatives including costs associated with acquisitions and the related integration.

•

Fox River environmental matter. This adjustment excludes a gain and reflects a decrease in the Company’s overall reserve included in income for the Fox River matter primarily due to the resolution of the litigation in the first quarter of 2019.

•

Timberland sales and related costs. These adjustments exclude gains from the sales of timberlands as these items are not considered to be part of our core business, ongoing results of operations or cash flows. These adjustments are irregular in timing and amount and may significantly impact our operating results.

•

Coronavirus Aid, Relief, and Economic Security (CARES) Act 2020. This adjustment reflects the tax benefit recognized as a result of the March 27, 2020 change in U.S. tax law which, among others, allows net operating losses to be carried back five years.

Unlike net income determined in accordance with GAAP, non-GAAP adjusted earnings does not reflect all charges and gains recorded by the Company for the applicable period and, therefore, does not present a complete picture of the Company’s results of operations for the respective period. However, non-GAAP adjusted earnings provide a measure of how the Company’s core operations are performing, which management believes is useful to investors because it allows comparison of such operations from period to period. Non-GAAP adjusted earnings should not be considered in isolation from, or as a substitute for, measures of financial performance prepared in accordance with GAAP.

Glatfelter Reports First Quarter 2020 Results	page 8

Calculation of Adjusted Free Cash Flow	Three months ended March 31
In thousands	2020	2019

Cash from operations	$(5,603)	$(24,145)
Less: Capital expenditures	(7,014)	(5,865)
Adjusted free cash flow	$(12,617)	$(30,010)

Net Debt	March 31	December 31
In thousands	2020	2019

Current portion of long-term debt	$24,952	$22,940
Long term debt	325,532	336,919
Total	350,484	359,859
Less: Cash	(104,225)	(126,201)
Net Debt	$246,259	$233,658

EBITDA	Trailing twelve months ended March 31	Year ended December 31
In thousands	2020	2019

Net loss	$(19,419)	$(21,540)
Exclude: (Income) loss from discontinued operations, net of tax	(2,987)	(3,670)
Add back: Taxes on Continuing operations	(8,492)	(9,242)
Depreciation and amortization	53,434	50,820
Interest expense, net	6,558	9,285
EBITDA	29,094	25,653
Adjustments:
Restructuring charge - Metallized operations	3,453	—
Cost optimization actions	6,408	8,583
Pension settlement charge	75,399	75,326
Airlaid capacity expansion costs	—	1,014
Strategic initiatives	142	249
Fox River environmental matter	—	(2,509)
Timberland sales and related costs	(1,114)	(1,572)
Adjusted EBITDA	$113,382	$106,744

Leverage	Trailing twelve months ended March 31		Year ended December 31
In thousands	2020		2019

Net Debt	$246,259		$233,658
Divided by Adjusted EBITDA	113,382		106,744
Net leverage	2.2	x	2.2	x

Glatfelter Reports First Quarter 2020 Results	page 9

Caution Concerning Forward-Looking Statements

Any statements included in this press release which pertain to future financial and business matters are “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. The Company uses words such as “anticipates”, “believes”, “expects”, “future”, “intends”, “plans”, “targets”, and similar expressions to identify forward-looking statements. Any such statements are based on the Company’s current expectations and are subject to numerous risks, uncertainties and other unpredictable or uncontrollable factors that could cause future results to differ materially from those expressed in the forward-looking statements including, but not limited to, the impacts of the COVID -19 pandemic, changes in industry, business, market, and economic conditions, demand for or pricing of its products, market growth rates and currency exchange rates. In light of these risks, uncertainties and other factors, the forward-looking matters discussed in this press release may not occur and readers are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements speak only as of the date of this press release and Glatfelter undertakes no obligation, and does not intend, to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release. More information about these factors is contained in Glatfelter’s filings with the U.S. Securities and Exchange Commission, which are available at www.glatfelter.com.

About Glatfelter

Glatfelter is a leading global supplier of engineered materials. The Company’s high-quality, innovative and customizable solutions are found in tea and single-serve coffee filtration, personal hygiene and packaging products as well as home improvement and industrial applications. Headquartered in York, PA, and transitioning to new headquarters in Charlotte, NC, the Company’s annualized net sales approximate $925 million with customers in over 100 countries and approximately 2,600 employees worldwide. Operations include eleven manufacturing facilities located in the United States, Canada, Germany, France, the United Kingdom and the Philippines. Additional information about Glatfelter may be found at www.glatfelter.com.